Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 20, 2011, relating to our audit of the consolidated balance sheets of ConvergEx Holdings LLC and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in members’ equity and cash flows for each of the three years in the period ended December 31, 2010 in the Registration Statement (Form S-1 No. 333-173952) and related Prospectus of ConvergEx Inc. dated June 21, 2011.

/s/ Ernst & Young LLP

New York, New York

June 21, 2011